                                                                  EXECUTION COPY




                              EMPLOYMENT AGREEMENT


Parties:          SYNOVA HEALTHCARE GROUP, INC.
                  (F/N/A ADVANCED GLOBAL INDUSTRIES CORPORATION) a Nevada Corporation ("GROUP")
                  114 West Magnolia Street, Ste. 446
                  Bellingham, WA 98225

                  SYNOVA HEALTHCARE, INC.,
                  a Delaware Corporation ("COMPANY")
                  1400 N. Providence Road
                  Suite 6010, Building 2
                  Media, PA 19063

                  DAVID J. HARRISON ("EXECUTIVE")
                  701 Hinchley Run
                  West Chester, PA 19382


BACKGROUND: Company is a wholly owned subsidiary of Group. Group and Company desire to employ Executive, and Executive desires to be employed by Group and Company, all upon the terms and conditions provided herein (the "AGREEMENT"). Group and Company are sometimes referred to herein together as, the "EMPLOYER".

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

         1. Employment and Term. Each of Group and Company hereby employs Executive, and Executive hereby accepts employment with each of Group and Company, as President and Chief Operating Officer. Subject to all of the terms and conditions of this Agreement, the term of this Agreement shall be for a period beginning on the date hereof (the "EFFECTIVE DATE") and ending on the third anniversary of the Effective Date, unless sooner terminated in accordance with the other provisions hereof (the "TERM").

         2. Duties. Executive shall have supervision and control of, and responsibility for, general management and commercial operations of Group and Company, including without limitation, sales, marketing, manufacturing and logistics, and shall have final authority on such matters, subject to the direction and control of the Boards of Directors (the "BOARDS") of Group and Company, as applicable. Executive also shall perform such additional duties and functions for, and on behalf of, Group and Company, as applicable, consistent with his position and experience, as are reasonably requested of him from time to time by the Boards. Executive shall devote all of his working time, energy, skill and best efforts to the performance of his duties under this Agreement in a manner that will faithfully and diligently further the business and interests of the Group and Company. Executive will faithfully comply with the corporate policies of Group and Company, as the same may change from time to time.

         3. Compensation, Benefits and Expenses.

                  3.1 Salary. The Employer shall pay to Executive a salary at the annual rate of not less than $175,000 (the "SALARY"). The Salary shall be reviewed by the Boards periodically in accordance with their normal compensation review practices for executive officers, subject to minimum annual increases, commencing January 1, 2006, equal to increases in the Consumer Price Index (All-items portion, for all urban consumers), as published by the U.S. Bureau of Labor Statistics for the 12-month period ending three months prior to the applicable January 1. The Employer shall deduct or cause to be deducted from the Salary and any Bonus (as hereinafter defined) all taxes and amounts required by law to be withheld.

                  3.2 Bonus. In addition to the Salary and the Equity Incentive provided under Section 3.3, Executive shall be entitled to a bonus of up to 40% of the Salary (the "BONUS") with such Bonus to be determined by the Boards. Such determination shall be based 30% on subjective performance factors at the Boards' discretion and 70% on objective performance standards to be determined and mutually agreed upon by Executive and the Boards with annual specific performance goals to be set by the Boards in their reasonable discretion.

                  3.3 Equity Incentive. On or shortly after the Effective Date, Group will grant Executive non-qualified stock options to purchase up to 375,000 (subject to customary adjustments) shares of Group Common Stock at an exercise price of $0.25 per share. The stock options will vest upon Company meeting certain performance goals, as follows: (i) if Company has gross revenues of at least $9,400,000 for fiscal year 2005, 187,500 shares shall vest and become available upon exercise; and (ii) if Company has gross revenues of at least $27,000,000 for fiscal year 2006, an additional 187,500 shares shall vest and become available upon exercise (such sales targets for fiscal years 2005 and 2006 hereafter referred to as the "SALES TARGETS"). If Company gross revenues in either of 2005 or 2006 are less than the applicable Sales Target, but at least 80% of the applicable Sales Target, then a pro rata number of shares (based on the portion of the applicable Sales Target that was met for such year) shall vest. Employee will be required to exercise the stock options within 75 days after they become vested. The stock options will be evidenced by a standard stock option agreement containing additional terms and conditions that are customary in equity grants of this type.

                  3.4 Benefits. Executive shall be entitled to participate in all savings, stock purchase, group insurance, disability (insurance), equity incentive and other standard employee benefit plans maintained or adopted by the Employer, now existing or established in the future, to the extent Executive is eligible under the general provisions of those plans; provided, however, that, without limiting anything else herein, Executive is guaranteed the following benefits during the Term:

                           (a) full medical and dental coverage;

                           (b) short-term and long-term disability coverage; and

                           (c) life insurance coverage in the amount of at least
two (2) times the Executive's then-applicable Salary.

                  3.5 Vacation. Executive shall be entitled to three weeks of vacation during each calendar year, excluding the Employer's paid holidays, during the first two years of the Term; thereafter, Executive shall be entitled to four weeks of vacation during each calendar year.

                  3.6 Expenses. Executive shall be reimbursed by the Employer for all ordinary, necessary and reasonable expenses actually incurred by Executive in the course of the performance of services under this Agreement.

         4. Termination; Compensation Continuation.

                  4.1 Termination upon Death. Executive's employment with the Employer shall terminate as of the date of his death, at which time all of Executive's rights to compensation and benefits under Section 3 of this Agreement or otherwise shall immediately terminate, except that Executive's heirs, personal representatives or estate shall be entitled to (a) any unpaid portion of Executive's Salary for periods before the date of termination; (b) any equity granted to Executive under Section 3.3 hereof or otherwise; (c) any accrued benefits up to the date of termination; and (d) any benefits that are required to be provided to Executive's dependents after the date of termination under the general provisions of the employee benefit plans in which Executive participated as of the date of his death.

                  4.2 Termination upon Disability. "DISABILITY" means any physical or mental incapacity, illness or infirmity that prevents or significantly restricts Executive from performing the normal duties of a business executive on a full-time basis. If Executive suffers a Disability and the Disability continues for more than four consecutive months or for periods aggregating more than four months during any 12 month period, then the Employer shall have the right to terminate Executive's employment upon written notice to Executive, at which time all of Executive's rights to compensation and benefits under Section 3 of this Agreement or otherwise shall immediately terminate, except that Executive shall be entitled to (a) any unpaid portion of Executive's Salary for periods before the date of termination; (b) any equity granted to Executive under Section 3.3 hereof; (c) any accrued benefits up to the date of termination; and (d) any benefits that are required to be provided after the date of termination under the general provisions of the employee benefit plans in which Executive participated as of the date of termination.

                  4.3 Termination by the Employer for Cause. The Employer may, upon written notice to Executive after a vote of at least two-thirds of the Group Board, immediately terminate Executive's employment for Cause. "CAUSE" shall exist if Executive neglects his duties under this Agreement in any material respect, commits an act of dishonesty or breach of trust that materially injures the business or interests of the Employer, or breaches this Agreement in any material respect; provided that Executive is given written notice specifying, in reasonable detail, the nature of the alleged neglect, act or breach, and either: (a) Executive has a reasonable opportunity to take remedial action but fails or refuses to do so; or (b) in the Employer's reasonable judgment, an opportunity to take remedial action would not be meaningful or appropriate under the circumstances. "CAUSE" also shall exist if Executive is convicted of a felony. Upon a termination of Executive's employment for Cause, all of Executive's rights to compensation and benefits under Section 3 of this Agreement or otherwise shall immediately terminate, except that Executive shall be entitled to (a) any unpaid portion of Executive's Salary for periods before the date of termination; (b) any accrued benefits up to the date of termination; (c) any benefits that are required to be provided after such date under the general provisions of the employee benefit plans in which Executive participated as of the date of termination; and (d) any equity granted to Executive under Section 3.3 hereof or otherwise.

                  4.4 Termination without Cause. The Employer may, upon written notice of at least 120 days to Executive after a vote of at least two-thirds of the Board, terminate Executive's employment without Cause. Upon a termination of Executive's employment without Cause, (a) the Company shall continue to pay to Executive for the greater of (i) the period of time remaining under the Term or
(ii) a period of one year, Salary at the rate in effect on the date of termination, plus a pro-rated bonus (the "PRO-RATED BONUS"), based on the Bonus received by Executive for the last year prior to termination, and (b) the Company shall continue to provide to Executive, for the period set forth in clause (a) of this Section 4.4, any benefits that are required to be provided after such date under the general provisions of the employee benefit plans in which Executive participated as of the date of termination. Upon any termination under this Section 4.4, Executive shall also be entitled to any equity granted to Executive under Section 3.3 of this Agreement.

                  4.5 Termination for Good Reason. Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "GOOD REASON" means (a) a Change in Control of Group or Company (as defined below),
(b) any change in location of Executive's office that would require Executive to increase his commute by 60 miles or more, (c) any assignment to Executive of any duties other than those contemplated by, or any limitation of the powers of Executive in any respect not contemplated by, Section 2 hereof, (d) any removal of Executive from or any failure to re-elect Executive to any of the positions indicated in Section 1 hereof, or (e) a reduction in Executive's rate of compensation or a reduction in Employee's fringe benefits, or any material breach of this Agreement by the Employer.

For purposes of this Agreement, "CHANGE IN CONTROL" of Group or Company means a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), whether or not the Group or Company is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if after the Effective Date (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 20% or more of the combined voting power of the Group or Company's, as applicable, then outstanding securities; or (ii) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Boards and any new director, whose election by the Boards or nomination for election by the Group's or Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

If Executive terminates his employment for Good Reason, Executive shall be entitled to (x) continue to receive Executive's then-current Salary for the period of time set forth in Section 4.4(a) of this Agreement, plus a Pro-rated Bonus, based on the Bonus received by Executive for the last year prior to termination, and (y) the Employer shall continue to provide to Executive, for the period set forth in Section 4.4(a), any benefits that are required to be provided after such date under the general provisions of the employee benefit plans in which Executive participated as of the date of termination. Executive shall also be entitled to any equity granted to him under Section 3.3 of this Agreement.

4.6 Return of Materials upon Termination. Upon termination of Executive's employment with the Employer, regardless of the reason, Executive (or his heirs, personal representatives or estate) shall promptly return to Employer all documents (including all copies thereof) and other materials and property of the Employer, or which pertains to any of their businesses, including without limitation all correspondence files, customer and prospect lists, price lists, contracts, software, manuals, technical data, forecasts and budgets, in Executive's possession or control, no matter from whom or in what manner acquired.

         5. Discoveries. Executive shall communicate to the Employer, in writing when requested, and preserve as proprietary and confidential information of the Employer, all marketing strategies, new product ideas, and other works and ideas, whether or not patentable or copyrightable, pertaining in any manner to the Business (as defined in Section 6.1.1), that are developed or conceived by Executive, whether alone or jointly with others, at any time (during or after business hours) during the term of Executive's employment with the Employer. All such works and ideas shall be the Employer's exclusive property, and Executive hereby irrevocably assigns to the Employer any rights, title and interest in and to any and all such works and ideas of Executive thereto. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive's employment and which are protected by copyright are "WORKS MADE FOR HIRE" pursuant to the United States Copyright Act (17 U.S.C. Section 101). At the Employer's expense, Executive shall, at any time and from time to time (including, without limitation, after termination of Executive's employment with the Employer), (a) sign any documents and take any other actions that the Employer deems necessary to confirm their ownership of such works and ideas, and (b) otherwise fully cooperate with the Employer to allow them to take full advantage of such works and ideas.

         6. Restrictive Covenants of the Executive.

             6.1 Certain Acknowledgements. Executive expressly acknowledges that:

                  6.1.1 "BUSINESS" means and includes (i) the creation of in-home diagnostic tests for consumer management of long-term health; (ii) providing all services and assistance necessary for the marketing and distribution of such diagnostic tests and related products; and/or (iii) any other efforts pertaining to the development, manufacturing and marketing of products that allow consumers to diagnose and/or monitor health conditions;

                  6.1.2 the Business is highly competitive, is marketed throughout the United States and may be marketed in many other locations worldwide;

                  6.1.3 during his tenure as an employee of the Employer, he will have access to, receive, learn, develop and/or conceive proprietary and confidential knowledge and information of the Employer, such knowledge and information must be kept in strict confidence to protect the Business for the benefit of the Employer's competitive position in the marketplace; and such confidential information could be useful to competitors of the Employer for indefinite periods of time; and

                  6.1.4 the covenants of this Section 6 (the "COVENANTS") are a material part of the Agreement between the parties hereto and are an integral part of the obligations of the Executive hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the Employer.

             6.2 Nondisclosure Covenants. At all times after the date hereof, except with the Employer's prior written consent, or except in connection with the proper performance of services for and as an employee of the Employer, Executive shall not, directly or indirectly, in any capacity:

                  6.2.1 communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the Employer or concerning any of its business, databases, assets or financial condition, no matter when or how such knowledge or information was acquired, including (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (iv) designs, concepts, know-how, user manuals, technical manuals and other documentation for communications networks and related technologies; (v) employment and payroll records; (vi) forecasts, budgets, acquisition models and other nonpublic financial information; and (vii) expansion plans, management policies, methods of operation, and other business strategies and policies; including acquisition strategies, policies and acquisition targets, or

                  6.2.2 disclose or use any proprietary products or services or other confidential or proprietary knowledge or information of the Employer, no matter when or how acquired, for any purpose not in furtherance of the businesses and interests of the Employer.

             6.3 Noncompetition Covenants. During the Term and for a period ending one year after termination of employment with the Employer, except with the Employer's prior written consent, Executive shall not, directly or indirectly, in any capacity, at any location worldwide:

                  6.3.1 solicit, divert or appropriate or attempt to solicit, divert or appropriate for the purpose of competing with the Employer, any Person who, during and after Executive's employment with Employer, was a customer or employee of the Employer, to become a customer or employee of any other Person that conducts a business competitive with the Business of the Employer as such is conducted by the Employer during the Term; or

                  6.3.2 establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, or act in any other capacity (with or without compensation) for any Person that conducts a business competitive with the Business of the Employer as such is conducted by the Employer during the Term.

             6.4 Certain Exclusions. For purposes of this Section 6, confidential and proprietary knowledge and information of the Employer shall not include any knowledge and information that (i) is now known by or readily available to the general public, or that becomes known by or readily available to the general public other than as a result of any breach of this Section 6 or
(ii) is required by law, regulation or court order to be disclosed, provided that prior written notice is given to the Employer, and the Executive, to the extent legally permitted, uses reasonable efforts to provide the Employer a reasonable opportunity to obtain a protective or similar order prior to such disclosure. The ownership by Executive of not more than one percent of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants contained in Section 6, even if such public company competes with the Employer.

             6.5 Enforcement of Covenants. Executive expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the Covenants, and that any breach of any of the Covenants will result in irreparable injury to the Employer for which money damages could not adequately compensate. If a breach of the Covenants occurs, the Employer shall be entitled, in addition to all other rights and remedies that the Employer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that Executive or any such other Person may have against the Employer shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Employer must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant, provided, however, that such extension will only apply if the Employer commences such litigation prior to the end of the fixed term of any such covenant.

             6.6 Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

         7. Miscellaneous

                  7.1 Prior Agreements and Claims. Executive represents and warrants to Employer that (a) there are no restrictions, contracts, agreements or understandings to which Executive is a party or by which he is bound that would prevent or make unlawful his execution of this Agreement and his employment with the Employer hereunder, (b) his execution of this Agreement and his employment with the Employer hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (c) he is free and able to execute this Agreement and enter into employment with the Employer hereunder.

                  7.2 Assignment. Employer may assign its rights and duties under this Agreement to any entity that is the successor, by operation of law or otherwise, to the business of Employer, and the nature of Executive's duties under this Agreement do not change in any material respect. This Agreement, being for the personal services of Executive, shall not be assignable by him.

                  7.3 Definition of "Person." As used herein, "PERSON" means any individual, sole proprietorship, joint venture, partnership, limited liability company, company, bank, association, cooperative, trust, estate, government, governmental, administrative or regulatory body, or other entity of any nature.

                  7.4 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Executive shall be sent to his most recent address of record with the Employer. Notice to the Employer shall be sent to Group's headquarters to the attention of its Board. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 7.4, provided that any such change of address notice shall not be effective unless and until received.

                  7.5 Controlling Law, Jurisdiction and Process. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action involving or relating to this Agreement, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in the Commonwealth of Pennsylvania, (b) each of the parties irrevocably waives the right to trial by jury, and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.4 hereof.

                  7.6 Termination of Earlier Agreement. The parties acknowledge and agree that the Employment Agreement dated as of September 15, 2003, between Company and Executive is hereby terminated and superseded by this Agreement.

                  7.7 Other Provisions. This Agreement states the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. This Agreement shall bind, benefit and be enforceable by and against Executive and his heirs, personal representatives, estate and beneficiaries, and Employer and its successors and assigns. No amendment or modification of this Agreement, and no waiver of any provision of this Agreement or any breach or default thereof, shall be effective unless in writing and signed by the party against whom enforcement is sought. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.



                            [SIGNATURE PAGE FOLLOWS]

                   Witness the due execution and delivery hereof on and as of February 10, 2005.

                                   SYNOVA HEALTHCARE GROUP, INC.


                                   By:   /s/ Stephen E. King
                                         ------------------------------------
                                         Name:   Stephen E. King
                                         Title:  Chief Executive Officer


                                   SYNOVA HEALTHCARE, INC.


                                   By:   /s/ Stephen E. King
                                         ------------------------------------
                                         Name:  Stephen E. King
                                         Title: Chief Executive Officer


                                    EXECUTIVE


                                         /s/ David J. Harrison
                                         ------------------------------------
                                         David J. Harrison


                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]